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                   AMENDED AND RESTATED CONSIGNMENT AGREEMENT

    AMENDED AND RESTATED CONSIGNMENT AGREEMENT, dated as of June 30, 2000, by and between FLEET PRECIOUS METALS INC., a Rhode Island corporation with its principal office located at 111 Westminster Street, Providence, Rhode Island 02903 ("FPM"); and SEMX CORPORATION, a Delaware corporation with its principal office located at One Labriola Court, Armonk, New York 10504 (the "Company").

                               W I T N E S E T H:

    WHEREAS, the Company and FPM entered into a Consignment Agreement dated December 23, 1996, as amended from time to time (as amended, the "1996 Consignment Agreement"); and

    WHEREAS, FPM and the Company desire to amend and restate the 1996 Consignment Agreement in its entirety on the terms and conditions hereinafter set forth;

    NOW, THEREFORE, in consideration of the premises and of the mutual promises hereinafter contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:


1.  DEFINITIONS.

    When used herein, the terms set forth below shall be defined as follows:

    1.1. "Affiliate" means (i) any Subsidiary of the Company; (ii) any entity or corporation controlled by the Company, or by any Subsidiary, employee, officer, director or shareholder of the Company; and (iii) any entity which controls the Company. For purposes of this definition, "control" shall include the ownership of more than 10% of the outstanding stock of a corporation or of the equity or income of a partnership, a limited liability company or a joint venture.

    1.2. "Authorized Representatives" means all person(s) who are authorized by and on behalf of the Company to transact consignment and purchase and sale transactions with FPM under the Consignment Facility.

    1.3. "Bank" means Fleet National Bank, a national banking association.

    1.4. "Business Day" means each and every day other than Saturdays, Sundays and days on which FPM are closed by virtue of a national holiday or a holiday in the State of Rhode Island.

    1.5. "Consigned Precious Metal" means Precious Metal which has been consigned to the Company by FPM pursuant to the Consignment Facility.

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    1.6. "Company" means SEMX Corporation, a Delaware corporation.

    1.7. "Company's Address" means One Labriola Court, Armonk, New York 10504.

    1.8. "Consignment Facility" means the facility under Paragraph 2 hereof, whereby the Company may request consignments of Precious Metal.

    1.9. "Consignment Facility Indebtedness" means the value (as determined in accordance with Paragraph 2.2 hereof) of Consigned Precious Metal plus any unpaid purchase price for Consigned Precious Metal.

    1.10. "Consignment Limit" means:

          (a)  an amount equal to the lesser of:

               (i)   Two Million Four Hundred Thousand Dollars ($2,400,000); or

               (ii) the value (as determined pursuant to Paragraph 2.2 hereof) of up to Six Thousand Five Hundred (6,500) troy ounces of gold; or

          (b) such limit as FPM and the Company may agree upon from time to time as evidenced by an amendment in substantially the form of Exhibit B attached hereto and made a part hereof or in such other form as FPM shall require.

    1.11. "Consignment Period" means, with respect to the consignment of Precious Metal based upon a Fixed Consignment Fee, the period beginning on the Drawdown Date and ending on the day which numerically corresponds to such date one, two or three months (or such other period of up to two (2) years but in no event later than the Maturity Date) thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Company may select in its relevant notice pursuant to Paragraph 2.4 or 2.5; provided, however, that:

          (a) Consignment Periods commencing on the same date for consignments of Consigned Precious Metal comprising part of the same consignment shall be of the same duration, and

          (b) if such Consignment Period would otherwise end on a day which is not a Business Day, such Consignment Period shall end on the next following Business Day; provided, however, that if such next following Business Day is the first Business Day of a calendar month, such Consignment Period shall end on the next preceding Business Day.

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    1.12. "Consolidated" means the operations of the Company and all of its
Subsidiaries, foreign and domestic.

    1.13. "Drawdown Date" means the date on which any consignment under the Consignment Facility is made or is to be made and the date on which any consignment under the Consignment Facility is converted or continued in accordance with Paragraph 2.5 hereof.

    1.14. "Earnings Before Interest and Taxes" shall mean for any period the sum of (i) net income (or loss) of Company on a Consolidated basis for such period (excluding extraordinary gains and losses, plus (ii) all interest expense (including consignment fees) of Company on a Consolidated basis for such period, plus (iii) all charges against income of Company on a Consolidated basis for such period for federal, state and local taxes. 1.15. "EBITDA" shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period. 1.16. "Event of Default" means each and every event specified in Paragraph 7.1 of this Agreement.

    1.17. "FPM" means Fleet Precious Metals Inc., a Rhode Island corporation.

    1.18. "Fiscal Year" means the year ending December 31.

    1.19. "Fixed Charge Coverage" shall mean and include, with respect to any fiscal period, the ratio of;

          (a) EBITDA, minus capital expenditures (calculated on a cash basis) made during such period (except for any capital expenditures made after June 1, 2000 up to an aggregate amount of $6,400,000), and minus the amount of federal, state and local taxes actually paid, to

          (b) all cash actually expended by Company to make (i) interest payments on any advances made by the Lender to the Company, plus,
               (ii) scheduled principal payments on the term loan extended to the Company by the Lender, plus, (iii) payments for all fees, commissions and charges with respect to any advances made by the Lender to the Company, plus (iv) capitalized lease payments, plus
               (v) all consignment fees, premium charges, purchase price and other amounts paid by the Company to FPM under this Agreement; plus (vi) payments with respect to any other indebtedness for borrowed money, and plus (viii) any dividends paid to the holders of the Series B Preferred Stock during such period.

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    1.20. "Fixed Consignment Fee" means a consignment fee calculated in accordance with the provisions of Paragraph 2.3(b) hereof.

    1.21. "Floating Consignment Fee" means a consignment fee calculated in accordance with the provisions of Paragraph 2.3(a) hereof.

    1.22. "GAAP" means generally accepted accounting principles consistently applied.

    1.23. "Financial Statements" means the audited balance sheets of the Company as at December 31, 1999 and the audited statements of income and retained earnings of the Company for the years ended on such dates, accompanied by the reports thereon of the independent certified public accountants.

    1.24. "Laws" means all applicable ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any government or political subdivision or agency thereof, or any court or similar entity established by any thereof.

    1.25. "FPM's Address" means 111 Westminster Street, Providence, Rhode Island 02903, Attn: Paul M. Mongeau, Vice President.

    1.26. "Lender" means PNC Bank.

    1.27. "Maturity Date" means June 30, 2002.

    1.28. "Obligations" means any and all indebtedness, obligations and liabilities of the Company to FPM of every kind and description, direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising, regardless of how the same arise or by what instrument, agreement or book account they may be evidenced, or whether evidenced by any instrument, agreement or book account, including, without limitation, all indebtedness and obligations under the Consignment Facility; all indebtedness, liabilities or obligations owing from the Company to others which FPM may have obtained by purchase, negotiation, discount, assignment or otherwise; and all interest, taxes, fees, charges, expenses and attorneys' fees chargeable to the Company or incurred by FPM hereunder, or any other document or instrument delivered hereunder or as a supplement hereto.

    1.29. "Precious Metal" means gold bullion, having a minimum degree of fineness of ninety-nine and 99/100 percent (99.99%).

    1.30. "Premises" means all real estate owned, used or leased by the Company.

    1.31. "Prime Rate" means the variable per annum rate of interest so designated from time to time by the Bank as its prime rate. The Prime Rate is a reference rate and does necessarily represent the lowest or best rate being charged to any customer.

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    1.32. "Security Agreement" means the Security Agreement dated December 23,
1996 of the Company in favor of FPM which secures the payment and performance of the Obligations.

    1.33. "Subsidiary" means any corporation of which more than fifty (50%) percent of the outstanding voting securities shall, at the time of determination, be owned by a corporation directly or indirectly through one or more Subsidiaries.

    1.34. "Tangible Net Worth" means the excess of the Company's total Consolidated assets over its total Consolidated liabilities computed in accordance with GAAP less all amounts due from Affiliates, officers and shareholders, intangible assets and deferred charges, including without limitation, goodwill, debt discount, organization expenses, trademarks and tradenames, patents, deferred product development costs and similar items.

    To the extent not defined in this Paragraph l, unless the context otherwise requires, accounting and financial terms used in this Agreement shall have the meanings attributed to them by GAAP, and all other terms contained in this Agreement shall have the meanings attributed to them by Article 9 of the Uniform Commercial Code in force in the State of Rhode Island, as of the date hereof to the extent the same are used or defined therein.

2.  CONSIGNMENT FACILITY.

    2.1. Consigned Precious Metal; Insurance; Title.

          (a) The commodities to be consigned to the Company by FPM under Consignment Facility will consist of Precious Metal as defined herein. EXCEPT FOR THE FINENESS OF THE PRECIOUS METAL AS DEFINED HEREIN, FPM MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE GOODS CONSIGNED OR TO BE SOLD HEREUNDER, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER, AND FPM HEREBY DISCLAIMS ALL SUCH WARRANTIES.

          (b) Precious Metal shall be consigned to the Company by FPM in amounts as requested by the Company from time to time in accordance, and in compliance, with the terms and provisions hereof. It is understood that at no time shall the Consignment Facility Indebtedness exceed the Consignment Limit.

          (c) All deliveries requested by the Company of Precious Metal shall be made at the Company's expense and risk by a recognized reputable carrier of FPM's selection. Following the delivery of Consigned Precious Metal to the Company, at the Company's Address under the Consignment Facility, or to such other location as may be agreed upon from time to time by the Company and

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               FPM, the Company shall insure the Consigned Precious Metal, including all Consigned Precious Metal which is in transit, to its full value against all risks of loss and shall, as between FPM and the Company, accept all risk of loss until its return to FPM, as hereinafter provided. All such insurance policies shall provide at least thirty (30) days' prior written notice to FPM of any cancellation or alteration thereof and shall insure all Consigned Precious Metal wherever it is located. At FPM's request, the Company will furnish FPM with the certificate of an insurance company reasonably satisfactory to FPM and a true and complete copy of all insurance policies evidencing the satisfaction of the Company's insurance obligations hereunder and the inclusion of FPM as an additional insured and loss payee under any applicable policy as its interest may appear; provided, however, that FPM shall be under no duty either to ascertain the existence of or to examine any such policy or certificate or to advise the Company in the event such policy shall not comply with the requirements hereof.

          (d) Title to Consigned Precious Metal shall remain in FPM until such Consigned Precious Metal is purchased and withdrawn from consignment by the Company, and Consigned Precious Metal shall for the purposes of this Agreement be deemed to be outstanding on consignment until paid for in full by the Company as provided in Paragraph 2.3(c) hereof, whereupon title to such purchased Consigned Precious Metal shall pass to the Company. Upon request by FPM, the Company will execute such financing statements and other documents as may be reasonably requested by FPM to protect FPM's interests as a consignor and a secured party under the Uniform Commercial Code.

          (e) Until such time as title to Consigned Precious Metal shall pass to the Company as hereinabove provided, at least ninety percent (90%) of all Consigned Precious Metal shall at all times be physically located either (i) on the premises of the Company at One Labriola Court, New York, or (ii) on the premises of Elector Alloy Recovery Inc., 21 Farber Drive, Bellport, New York 11713, or (iii) on the premises of such other locations as may be agreed upon by the parties hereto, or (iv) in transit between said premises.

          (f) The Company shall pay all license fees, assessments and sales, use, excise, property and other taxes now or hereafter imposed by any governmental body or authority with respect to the possession, use, sale, transfer, consignment, delivery or ownership of the Consigned Precious Metal.

          (g) The Company shall deliver to FPM a certificate or letter certifying to FPM the name(s) of all Authorized Representatives, in the form

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               attached hereto as Exhibit A. FPM may conclusively rely on such certificate or letter until it shall receive further certificates from the Company in form acceptable to FPM canceling or amending the prior list of Authorized Representatives. Any person identifying himself or herself as an Authorized Representative of the Company shall have the right to effect transactions under the Consignment Facility and this Agreement. FPM shall have no responsibility or obligation to ascertain whether the person is in fact the Authorized Representative of the Company which he or she claims to be or is, in fact, authorized to effect the transaction. At its option, FPM may verify any telephonic or telegraphic request for transaction by calling an Authorized Representative, and where more than one Authorized Representative is so authorized, by calling an Authorized Representative or other individual other than the caller or the individual initiating the transaction. The Company authorizes FPM at its option to record electronically all telephonic requests for transactions that FPM may receive from the Company or any other person purporting to act on behalf of the Company.

          (h) FPM shall not be liable for any delay in delivery or for any inability to deliver Precious Metal hereunder directly or indirectly resulting from any unavailability or scarcity of precious metals, foreign or domestic embargoes, seizure, acts of God, insurrections, strikes, war, the adoption or enactment of any law, ordinance, regulation, ruling or order directly or indirectly interfering with the production, sale, consignment or delivery of Precious Metal hereunder, lack of transportation, fire, flood, explosions or other accidents, events or contingencies beyond FPM's reasonable control.

          (i) FPM and the Company hereby acknowledge, confirm and agree that the foregoing description of the form and manner in which Precious Metal will be consigned and delivered pursuant to this Agreement is intended to make clear that FPM is obligated to engage only in transactions involving Precious Metal in quantities and units which it customarily maintains in its regular inventory, but is not intended to limit such form and manner in the event that FPM shall agree separately to engage in other types of transactions. Accordingly, the Precious Metal consigned pursuant to the Consignment Facility and governed by this Agreement shall be such quantity and type of Precious Metal as FPM shall confirm to the Company from time to time. In addition, FPM and the Company acknowledge that if FPM shall at any time be unable to deliver Precious Metal of the type and in the form that the Company requests, the Company shall be under no obligation to accept Precious Metal from FPM of another type or in another form. Without limiting the generality of the foregoing, Precious Metal in the possession or control of the Company, or

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               Precious Metal held by a third party for the account of the
               Company, shall constitute Precious Metal consigned pursuant to the Consignment Facility notwithstanding that (i) such Precious Metal is in alloyed form or is contained in raw materials, work-in-process, or finished goods, (ii) such Precious Metal was delivered to, or credited to the account of, the Company, by a third party in exchange for or in consideration of Precious Metal delivered by FPM to such third party, (iii) such Precious Metal was sold by the Company to FPM and then consigned back to the Company pursuant to this Agreement, or (iv) such Precious Metal is demonstrably not the Precious Metal physically delivered by FPM. In no event shall the amount of Precious Metal deemed to be consigned hereunder exceed the actual amount of Precious Metal consigned by FPM.

    2.2. Valuation.

    For the purpose of this Agreement, the value of the Consigned Precious Metal shall be determined on the basis of the London Bullion Brokers' second fixing price on the valuation date, or, in any case if no price is available for such date, then on the basis of said second fixing price on the next previous day for which such price was available. In the event that the London Bullion Brokers shall discontinue or alter its usual practice of quoting a price for gold on any day for which such a price is necessary for the purposes hereof, FPM shall so notify the Company and FPM shall at its option announce a substituted index or mechanism which is reasonably acceptable to the Company which shall thereupon become the method of valuation hereunder.

    2.3. Payments by the Company.

          (a) During such time as Consigned Precious Metal is consigned to the Company hereunder and until the same is withdrawn from consignment and paid for in full by the Company as hereinafter provided, the Company will pay to FPM a fee computed daily on the value of such Consigned Precious Metal at the rate of four and one-half percent (4.5%) per annum or at such other rates as FPM shall announce from time to time in writing in substantially the form of Exhibit C attached hereto and made a part hereof, such fee to be accrued on a daily basis and paid to FPM not later than the fifth Business Day following the receipt of billing. A consignment fee calculated in accordance with this subparagraph shall be know as a "Floating Consignment Fee".

          (b) During such time as Consigned Precious Metal is consigned to the Company hereunder and until the same is withdrawn from consignment and paid for in full by the Company as hereinafter provided and provided that no Event of Default has occurred and is then continuing, instead of the paying the Floating Consignment Fee set forth in Paragraph 2.3(a) above, the

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               Company may elect to pay to FPM a Fixed Consignment Fee with respect to Consigned Precious Metal in accordance with the following:

               (i) Such Fixed Consignment Fee shall be calculated for a certain specific quantity of Consigned Precious Metal consigned to the Company for a certain specific Consignment Period at a rate announced by FPM from time to time upon the request of the Company. The quantity of Consigned Precious Metal, and the Consignment Period shall be selected by the Company and consented to by FPM, but shall in no event terminate later than the Maturity Date. Once the specific quantity of Consigned Precious Metal and the specific Consignment Period has been selected and the consignment fee determined, such selections shall be irrevocable and binding on the Company and shall obligate the Company to accept the consignment requested from FPM in the amount and for Consignment Period specified.

               (ii) The Fixed Consignment Fee shall be accrued on a daily basis and paid to FPM not later than the fifth Business Day following the receipt of billing.

          (c) At such time as the Company shall request the consignment and delivery of Consigned Precious Metal under the Consignment Facility, it shall become obligated to pay to FPM a market premium per troy ounce announced by FPM at the time of such consignment. Such payment is to be made within five (5) Business Days of the Company's receipt of FPM's monthly invoice by bank wire to a bank of FPM's choice.

          (d) At such time as the Company shall purchase and withdraw Consigned Precious Metal from consignment under the Consignment Facility, it shall become obligated to pay to FPM (i) a purchase price computed in accordance with Paragraph 2 hereof, plus any applicable pricing premium, if such purchase is effected by the Company prior to 2:30 P.M., Greenwich Mean Time, on any Business Day, or (ii) such other purchase price as shall be mutually agreed upon by FPM and the Company. The purchase of all Consigned Precious Metal bearing a Fixed Consignment Fee shall take place on the last day of the Consignment Period relating thereto. All payments of purchase price for Consigned Precious Metal are to be made within two (2) Business Days of such purchase by bank wire to a bank of FPM's choice or by direct debit or credit to an account maintained at a mutually agreed-upon financial institution, provided, however, title to such Consigned Precious Metal shall not pass until the payment of such purchase price. Consigned Precious Metal shall be deemed

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               to have been purchased and withdrawn from consignment at the earlier of (i) such time as either Consigned Precious Metal or inventory containing Consigned Precious Metal is shipped from the locations permitted hereunder, or (ii) such time as the Company shall notify FPM it elects to purchase such Consigned Precious Metal from FPM, or (iii) such time as the Company sells such Consigned Precious Metal in the ordinary course of its business.

          (e) The Company hereby agrees to pay upon demand, to the extent permitted by law, late charges on any sum or amount not paid when due hereunder at a rate per annum equal to the Prime Rate plus four per cent (4%), from the date of delinquency until payment in full.

          (f) If the entire amount of a required principal and/or interest payment is not paid in full within ten (10) business days after the same is due, the Company shall pay to FPM a late fee equal to five percent (5%) of the required payment.

          (g) The Company hereby authorizes FPM from time to time to charge any demand deposit account(s) of the Company maintained with the Bank at any time and from time to time for the purpose of paying any amounts which are at any time properly payable by the Company hereunder. The Bank shall be entitled to rely upon this authorization.

    2.4. Requests for Consignments under the Consignment Facility.

          (a) The Company shall give to FPM telephonic notice (confirmed in writing by FPM) of each request for a consignment under the Consignment Facility.

          (b) Requests for any consignments under the Consignment Facility with a Floating Consignment Fee shall be furnished to FPM no later than 12:00 noon (Providence time) on the same Business Day of the proposed Drawdown Date. Each such notice shall specify (i) the amount and type of Precious Metal requested, and (ii) the proposed Drawdown Date of such consignment.

          (c) Requests for any consignments under the Consignment Facility with a Fixed Consignment Fee shall be furnished to FPM by 12:00 noon (Providence time) two (2) Business Days prior to the proposed Drawdown Date. Each such notice shall specify (i) the amount and type of Precious Metal requested, (ii) the proposed Drawdown Date of such consignment, and (iii) the Consignment Period for such consignment.

    2.5. Conversion Options.

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          (a)  The Company may elect from time to time to convert any outstanding Floating Consignment Fee consignment to a Fixed Consignment Fee consignment and to convert any outstanding Fixed Consignment Fee consignment to a Floating Consignment Fee consignment, provided that (i) with respect to any such conversion of a Fixed Consignment Fee consignment into a Floating Consignment Fee consignment, such conversion shall only be made on the last day of the Consignment Period with respect thereto;
               (ii) with respect to any such conversion of a Floating Consignment Fee consignment to a Fixed Consignment Fee consignment, the Company shall give FPM at least two (2) Business Days' prior written notice of the day on which such election is effective; and (iii) no consignment may be converted into a Fixed Consignment Fee consignment when FPM have declared the existence of an Event of Default hereunder. The Company shall give to FPM telephonic notice (confirmed in writing by FPM) of its decision to convert an outstanding consignment. All or any part of outstanding consignments under the Consignment Facility may be converted as provided herein. Each such request shall be irrevocable by the Company.

          (b) Any Fixed Consignment Fee consignments may be continued as such upon the expiration of a Consignment Period with respect thereto by giving to FPM telephonic notice (confirmed in writing by FPM) of the Company's decision to continue an outstanding consignment as such, subject, however, to the determination of the specific Consignment Period and rate to be charged by FPM therefor. Provided, however, no Fixed Consignment Fee consignment may be continued as such when FPM have declared the existence of an Event of Default hereunder, but shall be automatically converted to a Floating Consignment Fee consignment on the last day of the first Consignment Period relating thereto ending during the continuance of such Event of Default.

          (c) In the event that the Company does not notify FPM of its election hereunder with respect to any consignment, such consignment shall be automatically converted to a Floating Consignment Fee consignment at the end of the applicable Consignment Period.

    2.6. Inability to Determine Fixed Consignment Fee.

    In the event, prior to the commencement of any Consignment Period relating to any Fixed Consignment Fee consignment, FPM shall determine in good faith that adequate and reasonable methods do not exist for ascertaining the Fixed Consignment Fee for any Consignment Period, FPM shall forthwith give notice of such determination (which shall be conclusive and binding on the Company) to the Company. In such event, (a) any request for a Fixed Consignment Fee consignments

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shall be automatically withdrawn and shall be deemed a request for Floating
Consignment Fee consignments, (b) each Fixed Consignment Fee consignment will automatically, on the last day of the then current Consignment Period thereof, become a Floating Consignment Fee consignment, and (c) the obligations of FPM to make Fixed Consignment Fee consignments shall be suspended until FPM determines that the circumstances giving rise to such suspension no longer exist, whereupon FPM shall so notify the Company.

    2.7. Illegality.

    Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for FPM to make or maintain Fixed Consignment Fee consignments, FPM shall forthwith give notice of such circumstances to the Company and thereupon (a) the agreement of FPM to make Fixed Consignment Fee consignments shall forthwith be suspended and (b) the Fixed Consignment Fee consignments then outstanding shall be converted automatically to Floating Consignment Fee consignments on the last day of each Consignment Period applicable to such Fixed Consignment Fee consignments or within such earlier period as may be required by law. The Company shall promptly pay FPM, any additional amounts necessary to compensate FPM for any costs incurred by FPM in making any conversion in accordance with this Paragraph, including any interest or fees payable by FPM to lenders of funds obtained by it in order to make or maintain its Fixed Consignment Fee consignments hereunder.

    2.8. Indemnity.

    The Company shall indemnify FPM and hold FPM harmless from and against any loss, cost or expense (including loss of anticipated profits) that FPM may sustain or incur as a consequence of (a) default by the Company in payment of any Fixed Consignment Fee consignments as and when due and payable (including, without limitation, as a result of prepayment or late payment of the purchase price for the Consigned Precious Metal or the acceleration of the Obligations pursuant to the terms of this Agreement), which expenses shall include any such loss or expense arising from interest or fees payable by FPM to lenders of funds obtained by it in order to maintain its Fixed Consignment Fee consignments; (b) default by the Company in taking a consignment or conversion after the Company has given (or is deemed to have given) its request therefor; and (c) the purchase of Consigned Precious Metal bearing a Fixed Consignment Fee or the making of any conversion of any such consignment to a Floating Consignment Fee consignment on a day that is not the last day of the applicable Consignment Period with respect thereto, including interest or fees payable by FPM to lenders of funds obtained by it in order to maintain any such consignments.

    2.9. Maintenance of Consignment Limit.

    If the Consignment Facility Indebtedness at any time exceeds the Consignment Limit, the Company will promptly, without further notice or demand by FPM, either:

          (a) make payment to FPM, as provided in Paragraph 2.3 hereof, for Consigned Precious Metal having an aggregate value sufficient to result in the remaining Consignment Facility Indebtedness being not more than the Consignment Limit, or

          (b) deliver to FPM, either physically at FPM's vault in Providence, Rhode Island or through a recognized third party, sufficient of such Consigned Precious Metal to achieve the result referred to in the preceding clause (a). Any physical return of Consigned Precious Metal to FPM's vault in Providence shall be at the Company's expense and risk and shall only be credited to the Company's account upon FPM's assaying the value thereof.

    2.10. True Consignment; Grant of Security Interest.

          (a) The parties hereto intend that this Agreement shall provide for a true consignment and that all transactions hereunder shall constitute true consignments of the Consigned Precious Metal.

          (b) To secure the prompt and punctual payment and performance of all indebtedness, obligations and liabilities of the Company to FPM under the Consignment Facility, whether now existing or hereafter incurred, the Company hereby grants to FPM a continuing security interest in (i) the Consigned Precious Metal from time to time delivered hereunder by FPM to the Company, whether now existing or hereafter arising, (ii) all inventory of the Company which contains Consigned Precious Metal, whether now existing or hereafter arising, and (iii) all proceeds and products of the foregoing. Nothing contained in the foregoing grant is intended to conflict with the true consignment nature of this Agreement.

    2.11. Termination; Return of Consigned Precious Metal.

          (a) The Consignment Facility shall terminate on the Maturity Date. ALL SUMS OUTSTANDING UNDER SAID CONSIGNMENT FACILITY WILL BE DUE AND PAYABLE UPON THE EARLIER OF (I) THE OCCURRENCE OF AN EVENT OF DEFAULT AND ACCELERATION OF THE OBLIGATIONS BY FPM, OR (II) THE MATURITY DATE. Upon the Maturity Date or upon such termination (by reason of an Event of Default), FPM may, at its option, suspend or terminate its obligation to consign or deliver Consigned Precious Metal hereunder. Termination of the Consignment Facility shall not affect the Company's duty to pay and perform its obligations to FPM hereunder in full. Notwithstanding termination, until all Obligations have been fully satisfied, FPM shall retain its security granted under the Security Agreement, and, except for those specific covenants and conditions dealing with the consigning of Precious Metal, all terms and conditions of this Agreement shall remain in full force and effect.

          (b) Upon termination of the Consignment Facility for any reason, the Company shall within twenty-four (24) hours following such effective date of termination (i) deliver to FPM at FPM's vault in Providence, Rhode Island, any Consigned Precious Metal theretofore consigned to but not purchased and paid for in full by the Company; or (ii) make payment for all Consigned Precious Metal theretofore consigned to but not purchased and paid for in full by the Company, the purchase price thereof to be determined in accordance with Paragraph 2.3(c) hereof; or (iii) deliver to FPM, through a recognized third party, any Consigned Precious Metal theretofore consigned to but not purchased and paid for in full by the Company. Any physical return of Consigned Precious Metal to FPM's vault in Providence shall be at the Company's expense and risk and shall only be credited to the Company's account upon FPM's assaying the value thereof.


3.  CONDITIONS.

    3.1. Conditions to FPM's obligations hereunder.

          (a) The obligation of FPM to consign and/or deliver Precious Metal hereunder is subject to the following conditions precedent:

               (i) The representations and warranties set forth in Paragraph 5 hereof shall be true and correct on and as of the date hereof and, unless the context thereof specifically makes such representation or warranty applicable only upon an earlier date, the date each consignment is requested and is to occur.

               (ii) The Company shall have executed and delivered to FPM, or shall have caused to be executed and delivered to FPM in form and substance acceptable to FPM, upon the execution of this Agreement, all agreements required by FPM for the purpose of securing payment and performance of the Company's obligations under this Agreement, together with any other documents required by the terms hereof or thereof, including, without limitation, the Security Agreement, and all insurance required by the terms hereof and the Security Agreement, all of which shall at all times remain in full force and effect.

               (iii) FPM shall have received on the date hereof (i) the favorable written opinion of counsel for the Company, dated the date hereof, satisfactory to FPM and its counsel in scope and substance, stating, among other things, that this Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms; and (ii) such other supporting documents and certificates as FPM or its special counsel may request.

               (iv) There shall have been no material adverse change in the Company's financial condition or its financial or business prospects, from those represented in any financial statement or other information submitted to FPM or upon which FPM have relied.

               (v) All legal matters incident to the transactions hereby contemplated shall be satisfactory to counsel for FPM.

               (vi) No Event of Default as specified in Paragraph 7.1 hereof, nor any event which upon notice or lapse of time or both would constitute such an Event of Default, shall have occurred and be continuing.

               (vii) The Company shall have paid FPM a commitment fee of Twelve Thousand Dollars ($12,000).

    3.2. Company's Confirmation.

    The Company's request to FPM for the consignment and delivery of Consigned Precious Metal under the Consignment Facility shall be deemed to be a representation and warranty to FPM that the respective conditions specified in Paragraph 3.1 for such consignment have been satisfied.

4.  SECURITY.

    Security Interests. The Obligations of the Company under this Agreement shall be secured by the Security Agreement.


5.  REPRESENTATIONS AND WARRANTIES.

    As a material inducement to FPM to consign Precious Metal, the Company hereby represents and warrants to FPM (which representations and warranties shall survive the execution of this Agreement and the consignment of Consigned Precious Metal) that:

    5.1. Corporate Authority. The Company (i) is duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) has the requisite corporate power and authority to own its properties and to carry on business as now being conducted, and holds all material permits, authorizations and licenses, without material restrictions or limitations, which are necessary for such ownership or business activity, and (iii) is qualified to do business in every jurisdiction where such qualification is necessary, and has the requisite corporate power to execute, deliver and perform this Agreement, the Security Agreement and any security document or documents securing the obligations of the Company under this Agreement. The Company has no reason to believe that any such material permits, authorizations or licenses of the Company will be revoked, canceled, rescinded, modified or lost.

    5.2. No Conflict. The execution, delivery and performance by the Company of the terms and provisions of this Agreement, the Security Agreement and any other such security document(s) have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the corporate charter, articles of incorporation or by-laws of the Company or any indenture, agreement or other instrument to which it is party, or by which it is bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or, except as may be provided by this Agreement, result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Company pursuant to, any such indenture, agreement or other instrument.

    5.3. Litigation. There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending or, to the knowledge of the Company threatened, against or affecting the Company which, if adversely determined, would have a material adverse effect on the business, operations, properties, assets or condition, financial or otherwise, of the Company.

    5.4. Financing Statements. No financing statement or agreement is on file in any public office pertaining to or affecting the Consigned Precious Metal or any inventory of the Company, now owned or hereafter acquired, except for financing statements in favor of FPM and the Lender.

    5.5. Binding Obligations. This Agreement, the Security Agreement and all other agreements securing this Agreement have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other similar laws of general application affecting the rights of creditors generally.

    5.6. No Event of Default. No Event of Default as defined in Paragraph 7.1 hereof, and no event which, with the passage of time or the giving of notice, or both, would become such an Event of Default, has occurred and is continuing.

    5.7. ERISA. No "prohibited transaction" or "accumulated funding deficiency" or "reportable event" has occurred with respect to any "single employer plan" of the Company. The Company has not received notice that any "multi-employer plan" as to which it or any "commonly controlled entity" would have liability if it or any "commonly controlled entity" were to withdraw therefrom, is in "reorganization" or "insolvent" (as each of the quoted terms is defined or used in the Employee

Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code of 1986, as amended (the "Code")).

    5.8. Hazardous Substances. The Company is in compliance in all material respects with all federal, state and local statutes relating to the handling, storage, use or disposal of chemicals and other hazardous substances used in the course of its business.

    5.9. Financial Statements. The Company has furnished to FPM the Financial Statements. The Financial Statements have been prepared in accordance with GAAP on a basis consistent with that of preceding periods and are complete and correct and fairly present the financial condition of the Company as at said dates, and the results of its operations for the year or other period ended on said date. Since the date of the Financial Statements, there has been no material adverse change in the financial condition of the Company.

6.  AFFIRMATIVE AND NEGATIVE COVENANTS.

    From the date hereof and until payment and performance in full of the Obligations, the Company shall:

    6.1. Licenses, Permits and Taxes. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence; comply with all laws and regulations applicable to it; and file all tax returns required to be filed and pay or make adequate provision for the payment of all taxes, charges and assessments.

    6.2. Financial Condition. Furnish to FPM promptly, from time to time, such information regarding its operations, assets, business affairs and financial condition, as FPM may reasonably request and promptly advise FPM of any material adverse change in its condition, financial or otherwise.

    6.3. Inspections. Permit agents or representatives of FPM to inspect, at reasonable hours, the Consigned Precious Metal and the Company's books and records and to make abstracts or reproductions of such books and records.

    6.4. Financing Statements. Promptly join with FPM from time to time in executing one or more financing statements pursuant to the Uniform Commercial Code in form satisfactory to FPM, and execute such other instruments in form suitable for recording or filing as may be reasonably required by FPM hereunder.

    6.5. Liens. Except for liens in favor of the Lender, not create, incur, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on (a) any Precious Metal, whether or not it has been consigned hereunder, or (b) any products or property now or hereafter owned which does or will include Precious Metal, whether or not it has been consigned hereunder.

    6.6. Corporate Status. Not dissolve or liquidate; not consolidate with or merge with any other person or business unless it has provided FPM with thirty
(30) days' prior written notice thereof; and not change its corporate name unless it has provided FPM with thirty (30) days' prior written notice thereof.

    6.7. Consigned Precious Metal. Not grant any security interest or ownership rights to any customer with respect to any of the Consigned Precious Metal whether or not such customers have prepaid orders for the Consigned Precious Metal or any products or property which does or will include the Consigned Precious Metal.

    6.8. Dividends. Not declare or pay any dividends to, or redeem capital stock held by, or make any distributions of cash or property to, any of its stockholders if an Event of Default has occurred and is then continuing or would result from the giving of such dividend or an event has occurred and is continuing or would result from the giving of such dividend which with the passage of time or the giving of notice would be an Event of Default.

    6.9. Consignments. Not obtain Precious Metal on consignment or credit from any supplier, lender, consignor or financial institution other than FPM unless such consignor enters into an Intercreditor Agreement reasonably satisfactory to FPM.

    6.10. Equity Gold Own inventory free and clear of all liens (except liens in favor of FPM, the Bank and the Lender) with a gold content equal to not less than five percent (5%) of the aggregate amount of Consigned Precious Metal.

    6.11. Financial Statements. Unless otherwise explicitly waived by FPM in writing, furnish to FPM:

          (a)  within ninety (90) days after the end of each of the first three
               (3) fiscal quarters of each of the Company's Fiscal Years, a copy of the 10Q Report filed with the United States Securities and Exchange Commission; and

          (b) within one hundred twenty (120) days after the end of each of the Company's Fiscal Years, similar unqualified consolidated and consolidating audited balance sheets and statements of earnings of the Company as of the end of such Fiscal Year and for such Fiscal Year in the form of a 10K Report filed with the United States Securities and Exchange Commission, prepared and certified by an independent certified public accountant selected by the Company and reasonably acceptable to FPM; and

          (c) within thirty (30) days after the end of each month, a gold inventory summary for the Company in such form as FPM shall reasonably request certified by the chief financial officer of the Company or by an Authorized Representative of the Company;

          (d) within thirty (3) days after the end of each fiscal quarter a certification and calculation of compliance with all financial covenants certified by the chief financial officer of the Company; and

          (e) promptly, from time to time, such other information regarding its operations, assets, business, affairs and financial condition as FPM may reasonably request.

    6.12. ERISA. Not permit any pension plan maintained by the Company or by any member of a "controlled group" (ERISA 210(c)) or "corporation or group of trades or businesses under common control" (ERISA 210(d)) of which the Company is a member to: (i) engage in any "prohibited transaction" (ERISA 2003(c)); (ii) fail to report to FPM a "reportable event" (ERISA 4043) within thirty (30) days after its occurrence; (iii) incur any "accumulated funding deficiency" (ERISA 302);
(iv) terminate its existence at any time in a manner which could result in the imposition of a lien on the property of the Company or any of its Subsidiaries; or (v) fail to report to FPM any "complete withdrawal" or "partial withdrawal" by the Company or any of its Subsidiaries of an affiliate from a "multi-employer plan" (ERISA 4203, 4205 and 4001 respectively) (the quoted terms are defined in the respective sections of ERISA cited above).

    6.13. Environmental Matters. With respect to environmental matters indemnify, defend, and hold FPM harmless from and against any claim, cost, damage, expense (including, without limitation, attorneys' fees and expenses), loss, liability, or judgment now or hereafter arising as a result of any claim for environmental cleanup costs, any resulting damage to the environment and any other environmental claims against the Company, any of its Subsidiaries, FPM, or the Premises. The provisions of hereof shall continue in effect and shall survive (among other events) any termination of this Agreement, foreclosure, a deed in lieu of foreclosure transaction, payment and satisfaction of the obligations evidenced hereby or incurred pursuant hereto, and release of any collateral.

    6.14. Insurance. Keep its insurable properties adequately insured at all times, by financially sound and reputable insurers, to such extent and against such risks, including fire and other risks insured against by extended coverage, and maintain liability and such other insurance as is customarily maintained by companies engaged in similar businesses.

    6.15. Fixed Charge Coverage Ratio. Cause to be maintained as of the end of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2000, on a rolling twelve (12) month basis, a Fixed Charge Ratio equal to or greater than
1.05 to 1.0.

    6.16. Leverage Ratio. Maintain a ratio of its total Consolidated Indebtedness to its Tangible Net Worth less the preferred equity of ACI Capital of not more than 1.75:1 at the end of each of its fiscal quarters, commencing with its fiscal quarter ending June 30, 2000.

    6.17. Tangible Net Worth. Maintain a minium Tangible Net Worth of not less than Twenty-Four Million Dollars ($24,000,000) at the end of its 2000 Fiscal Year and not less than Twenty-Five Million Dollars ($25,000,000) at the end of its 2001 Fiscal Year.

7.  EVENTS OF DEFAULT AND ACCELERATION.

    7.1. Events of Default. In each case of the occurrence of any one or more of the following events (each of which is herein called an "Event of Default"):

          (a) default in the payment of the purchase price for Consigned Precious Metal when the same becomes due and payable; or

          (b) default in the payment of interest, consignment fees or other charges of the Company to FPM or the Bank, whether now or hereafter existing and howsoever arising, incurred or evidenced, which shall remain unpaid for five (5) days after notice from FPM or the Bank that the same is due and payable; or

          (c) default in the performance of any of the Company's obligations or agreements to FPM or to the Bank or any affiliate of the Bank, whether now or hereafter existing and howsoever arising, incurred or evidenced, which shall remain in default for twenty (20) days after notice from FPM or the Bank; or

          (d) any representation or warranty made herein or in any certificate, statement or agreement furnished in connection with this Agreement shall prove to be false or misleading in a material respect and which, at the time it is discovered to have been false or misleading, has a continuing material impact; or

          (e) the Company shall (A) make an assignment for the benefit of creditors, or (B) file or suffer the filing of any voluntary or involuntary petition under any chapter of the Bankruptcy Code by or against itself, provided, however, that the involuntary filing of a petition in bankruptcy against the Company shall not constitute an Event of Default unless the Company fails to object and the petition is not discharged within sixty (60) days after the filing thereof, or (C) apply for or permit the appointment of a receiver, trustee or custodian of any of its property or business; or (D) become insolvent to suffer the entry of an order for relief under Title 11 of the United States Code; or (E) make an admission of its inability to pay its debts as they become due; or

          (f) the occurrence of any material loss, theft or destruction of or damage to any of the Consigned Precious Metal; or

          (g) the occurrence of any attachment on any of the Consigned Precious Metal; or

          (h) the occurrence of any attachment for any obligation on any collateral for the Company's obligations hereunder and such attachment shall not be discharged or bonded against within twenty (20) days of the date such attachment was made; or

          (i) the occurrence of a default in the payment or performance of any of the Company's obligations or agreements to the Lender, whether now or hereafter existing and howsoever arising, incurred or evidenced, which shall continue beyond any applicable grace period, whether or not such default is waived by the Lender, such waiver (if any) having no force and or effect upon FPM's rights under this Consignment Agreement; or

          (j) default with respect to any evidence of indebtedness of the Company (other than to FPM, the Bank or the Lender) in excess of One Million Dollars ($1,000,000), if the effect of such default is to accelerate the maturity of such indebtedness or to permit the holder thereof to cause such indebtedness to become due prior to the stated maturity thereof, or if any indebtedness of the Company (other than to FPM, the Bank or the Lender) in excess of One Million Dollars ($1,000,000) is not paid, when due and payable, whether at the due date thereof or a date fixed for prepayment or otherwise; or

          (k) the occurrence of any event of default (after the expiration of any applicable grace period) under any agreement now or at any time hereafter securing or guaranteeing performance of this Agreement, including, without limitation, the Security Agreement;

then in any such event, at the option of FPM (A) the obligations of FPM hereunder shall terminate, (B) the Company shall promptly return to FPM all Consigned Precious Metal theretofore consigned to but not purchased and paid for by the Company, and (C) all the Company's obligations to FPM (including, without limitation, those under the Consignment Facility) shall become and be immediately due and payable without presentment, demand or notice, all of which are hereby expressly waived, notwithstanding any credit or time allowed to the Company or any instrument evidencing any of the Company's obligations to FPM. FPM shall in addition have all of the rights and remedies of a secured party under the Uniform Commercial Code with respect to any collateral now or hereafter securing the Company's obligations hereunder. The Company shall, at FPM's request, immediately assemble all such collateral and Consigned Precious Metal, and FPM may go upon the Company's premises to take immediate possession thereof. The Company shall pay all reasonable legal expenses and attorneys' fees incurred by FPM in enforcing FPM's rights, powers and remedies under this Agreement.

    7.2. Waiver. No failure or delay on FPM's part to exercise or to enforce any of FPM's rights hereunder or under any other instruments or agreement evidencing any of the Company's obligations to FPM or to require strict compliance with the terms hereof or thereof in any one or more instances and no course of conduct on FPM's part shall constitute or be deemed to constitute a waiver or relinquishment of any such rights hereunder unless it shall have signed a waiver thereof in writing and no such waiver, unless expressly stated therein, shall be effective as to any transaction which occurs after the date of such waiver or as to any continuance of a breach after such waiver. FPM's rights hereunder shall continue unimpaired notwithstanding any extension of time, compromise or other indulgence granted by FPM to the Company with respect to any of the Company's obligations to FPM or any instrument given FPM in connection therewith, and the Company hereby waives notice of any such extension, compromise or other indulgence and consents to be bound thereby as if it had expressly agreed thereto in advance.

8.  NO ASSIGNMENT.

    The rights of the Company under this Agreement may not be assigned to any third party without the prior written consent of FPM. All covenants and agreements of the Company contained herein shall bind the Company and its successors and assigns, and shall inure to the benefit of FPM, its successors and assigns.

9.  EXPENSES.

    The Company will upon request by FPM pay the reasonable legal and other expenses incurred by FPM (including, without limitation, the fees and disbursements of FPM's special counsel) in connection with the preparation, implementation and amendment, if any, of this Agreement.

10. GOVERNING LAW; MISCELLANEOUS.

    10.1. Governing Law. This Agreement shall be governed by and shall be construed under the laws of the State of Rhode Island. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

    10.2. Waiver of Jury Trial. To the extent that it may lawfully do so, the Company hereby submits to the jurisdiction of the courts of the State of Rhode Island and the State of New York and the United States District Courts for the District of Rhode Island and Districts of New York, as well as to the jurisdiction of all courts from which an appeal may be taken from the aforesaid courts, for the purpose of any suit, action or other proceeding arising out of the breach by the Company of any of its obligations under and with respect to this Agreement, and expressly waives any and all objections it may have as to venue in any of such courts. THE COMPANY AND FPM MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CONSIGNMENT AGREEMENT OR ANY OTHER CONSIGNMENT DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS,

STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR FPM TO ACCEPT THIS CONSIGNMENT AGREEMENT AND EXTEND THIS CONSIGNMENT FACILITY.

    10.3. Survival of Representations and Covenants. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto, shall survive the consigning of Consigned Precious Metal by FPM to the Company, and the execution and delivery to FPM of this Agreement, and shall continue in full force and effect so long as any indebtedness or obligation of the Company to FPM is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements contained in this Agreement by or on behalf of the Company shall inure to the benefit of the successors and assigns of FPM.

    10.4. Additional Costs. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to FPM by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

          (a) subject FPM to any tax (except for taxes on income or profits), levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement or the Consignment Facility, or

          (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to FPM of the principal of or the interest on the Consignment Facility or any other amounts payable to FPM under this Agreement, or

          (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, FPM, or

          (d) impose on FPM any other conditions or requirements with respect to this Agreement, the Consignment Facility or any class of loans or commitments of which any of the Consignment Facility forms a part;

and the result of any of the foregoing is

          (e) to increase the cost to FPM of making, funding, issuing, renewing, extending or maintaining any of the Consignment Facility, or

          (f) to reduce the amount of principal, interest or other amount payable to FPM hereunder on account of any of the Consignment Facility, or

          (g) to require FPM to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by FPM for the Company hereunder, then, and in each such case, the Company will, upon demand by FPM, at any time and from time to time and as often as the occasion therefor may arise, pay to FPM such additional amounts as will be sufficient to compensate FPM for such additional cost, reduction, payment or foregone interest or other sum. Such amounts shall only be payable prospectively after written notice from FPM.

    10.5. Capital Adequacy. If any present or future law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction affects the amount of capital required or expected to be maintained by FPM or any corporation controlling FPM and FPM determine that the amount of capital required to be maintained by them, or either of them, is increased by or based upon the existence of the Consignment Facility made or deemed to be made pursuant hereto, then FPM may notify the Company of such fact, and the Company shall pay to FPM from time to time upon demand, as an additional fee payable hereunder, such amount as FPM shall determine and certify in a notice to the Company to be an amount that will adequately compensate FPM in light of these circumstances for its increased costs of maintaining such capital. Such amounts shall only be payable prospectively after written notice from FPM. FPM shall allocate such cost increases among its customers in good faith and on equitable basis.

    10.6. Certificate. A certificate setting forth any additional amounts payable pursuant to Paragraphs 10.4 and 10.5 and a brief explanation of such amounts which are due, submitted by FPM to the Company, shall be prima facie evidence that such amounts are due and owing.

    10.7. Set-off. The Company hereby grants to FPM, a lien, security interest and right of set off as security for all liabilities and obligations to FPM. At any time, without demand or notice, FPM may set off the same or any part thereof and apply the same to any liability or obligation of the Company even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE FPM TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SET OFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE COMPANY, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

    10.8. Assignments. FPM shall have the unrestricted right at any time or from time to time, and without Company's consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an "Assignee"), and Company agree that they shall execute, or cause to be executed, such documents, including without limitations, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as FPM shall deem necessary to effect the foregoing at FPM's expense. In addition, at the request of FPM and any such Assignee, the Company shall issue one or more new consignment agreements, as applicable, to any such Assignee and, if FPM has retained any of its rights and obligations hereunder following such assignment, to FPM, which new consignment agreements shall be issued in replacement of, but not in discharge of, the liability evidenced by the consignment agreement held by FPM prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and FPM after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by FPM in connection with such assignment, and the payment by Assignee of the purchase price agreed to by FPM, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of FPM hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by FPM pursuant to the assignment documentation between FPM and such Assignee, and FPM shall be released from its obligations hereunder and thereunder to a corresponding extent.

    10.9. Participations. FPM shall have the unrestricted right at any time and from time to time, without the consent of the Company, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in FPM's obligation to consign Precious Metal hereunder and/or any or all of the consignments held by FPM hereunder. In the event of any such grant by FPM of a participating interest to a Participant, whether or not upon notice to Company, FPM shall remain responsible for the performance of its obligations hereunder and Company shall continue to deal solely and directly with FPM in connection with FPM's rights and obligations hereunder.

    10.10. Information. FPM may furnish any information concerning the Company in its possession from time to time to prospective Participants and Assignees, provided that FPM shall require any such prospective Participant and Assignee to agree in writing to maintain the confidentiality of such information.

    10.11. Usury. All agreements between Company and FPM are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to FPM for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Consignment Agreement shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Company and FPM in the execution, delivery and acceptance of this Consignment Agreement to contract in strict compliance with the laws of the State of Rhode Island from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the loan documents or the security documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever FPM should ever receive as interest and amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Company and FPM.

    10.12. Lost Documents. Upon receipt of an affidavit of an officer of FPM containing appropriate indemnification for the Company as to the loss, theft, destruction or mutilation of this Consignment Agreement or any security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of this Consignment Agreement or such security document, the Company will issue, in lieu thereof, a replacement Consignment Agreement or security document of same tenor.

    10.13. Notices. All notices and other communications hereunder shall be in writing, except as otherwise provided in this Agreement; and shall be sent by any one of the following: certified mail, return receipt requested; overnight courier; confirmed telecopier; or by hand and shall be addressed (i) if to the Company, to it at the Company's Address and (ii) if to FPM, to it at FPM's Address. Notices shall be deemed effective three (3) days after deposit in the mail, if sent by certified mail; the next Business Day, if sent by overnight courier; upon confirmation, if sent by confirmed telecopier; and upon delivery, if sent by hand. The address of any party hereto for such demands, notices and other communications may be changed by giving notice in writing at any time to the other party hereto.

    10.14. Amendments. No modification or waiver of any provision of this Agreement, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. No notice to, or demand, on the Company, in any case, shall entitle the Company to any other or future notice or demand in the same, similar or other circumstances.

    10.15. Waiver. Neither any failure or any delay on the part of FPM in exercising any right, power or privilege hereunder or under any other instrument given as security therefor, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any right, power or privilege.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

WITNESS:                               SEMX CORPORATION


                                       By:
-----------------------------------       -----------------------------------
                                          Title:


                                       FLEET PRECIOUS METALS INC.


                                       By:
-----------------------------------       -----------------------------------
                                          Title:


                                       By:
-----------------------------------       -----------------------------------
                                          Title:

                                  EXHIBIT INDEX
                                  -------------

Exhibit A         Authorized Representatives Letter

Exhibit B         Change in Consignment Limit Letter

Exhibit C         Change in Consignment Rate

                                    EXHIBIT A
                                    ---------

                 (TO BE TYPED ON LETTERHEAD OF SEMX CORPORATION)

                                            as of June 30, 2000

To:      Fleet Precious Metals Inc. and
         Fleet National Bank
         111 Westminster Street
         Providence, Rhode Island 02903

Dear Sir or Madam:

         In accordance with that certain Amended and Restated Consignment Agreement dated as of June 30, 2000 by and between SEMX Corporation ("SEMX") and Fleet Precious Metals Inc. ("FPM"), SEMX hereby designates the following persons as Authorized Representatives who are authorized by and on behalf of SEMX to transact consignment transactions with Fleet Precious Metals Inc. ("FPM") under the Consignment Facility, to effect purchase and sale transactions with FPM (either as purchaser or seller) under the Consignment Facility, to direct FPM to ship or transfer precious metals under the Consignment Facility, to authorize payment of precious metals obligations under the Consignment Facility by means of debiting SEMX' account(s) with FPM or Fleet National Bank (the "Bank"), to settle purchase transactions under the Consignment Facility and generally to bind SEMX in any and all transactions by and between FPM or the Bank and SEMX under the Consignment Facility:

                  Name                      Title
                  ----                      -----



Each of FPM and the Bank is hereby authorized to rely on this authorization until FPM receives further written notice canceling or amending the foregoing.

                                            Very truly yours,
                                            SEMX CORPORATION


                                            By:
                                               ---------------------------------
                                               Title:

                                    EXHIBIT B
                                    ---------

                                                               ,200_

SEMX CORPORATION
One Labriola Court
Armonk, New York

Ladies and Gentlemen:

         Upon your acceptance of the terms of this letter agreement as evidenced by your execution and delivery to FLEET PRECIOUS METALS INC. ("FPM") on or before ______________, 200_, of a copy of this letter, SEMX CORPORATION (the "Company") and FPM agree, effective _________________, 200_, to amend the definition of the Consignment Limit contained in Paragraph 1.13 of that certain Consignment Agreement dated as of June 30, 2000, as the same may have been heretofore amended (the "Consignment Agreement"), by and between FPM and the Company to read as follows:

         "1.13. "Consignment Limit" means an amount equal to:

                (a) the lesser of:

                    (i) ______________ Dollars ($__________), or

                    (ii) the value (as determined pursuant to Paragraph 2.2
                hereof) of  __________________ (_______) troy ounces of gold; or

                (b) such limit as FPM and the Company may agree upon from time to time as evidenced by an amendment in substantially the form of Exhibit C attached hereto and made a part hereof or in such other form as FPM shall require."

         Except as amended hereby, the Consignment Agreement and all agreements securing or guaranteeing the Consignment Agreement shall remain in full force and effect and are in all respect hereby ratified and affirmed.

                                            Very truly yours,
                                            FLEET PRECIOUS METALS INC.


                                            By:
                                               ---------------------------------
                                               Title:

Accepted and agreed as of the _____ day of _________, 200_.

SEMX CORPORATION


By:
   ---------------------------------
   Title:

                                    EXHIBIT C
                                    ---------

                                                               ,200_

SEMX CORPORATION
One Labriola Court
Armonk, New York 10504

Ladies and Gentlemen:

         Pursuant to Paragraph 2.3(a) of that certain Consignment Agreement dated ___________________, 2000, as the same may have been heretofore amended (the "Consignment Agreement") by and among SEMX CORPORATION (the "Company") and the undersigned, the undersigned hereby give notice to the Company that, effective _________________, 200__ the consignment rate set forth in said Paragraph 2.3(a) shall be changed from __________ percent (_____%) per annum to __________ percent (_____%) per annum.

         Except as amended hereby, the Consignment Agreement shall remain in full force and effect.

                                            Very truly yours,

                                            FLEET PRECIOUS METALS INC.

                                            By:
                                               ---------------------------------
                                            Title:
                                                  ------------------------------